Exhibit 99.1

                      EDG CAPITAL, INC ANNOUNCES FILING OF
                  INVESTIGATIONAL NEW DRUG APPLICATION WITH FDA

(Garden City, NY --- June 5, 2001) --- EDG Capital, Inc. (OTCBB: EDGN), a developer of nuclear pharmaceuticals for therapeutic use in the treatment of cancer, announced today that, on June 4, 2001, its wholly owned subsidiary Isotope Solutions, Inc. (ISI) filed an Investigational New Drug (IND) application with the Food and Drug Administration. The application requests permission to begin testing ISI's Radioactive Cisplatin technology in patients with liver cancer. Medical research groups managed by ISI will be conducting the testing.

"This is a major milestone in the development of this exciting new technology," said Jack Schwartzberg, Chief Executive Officer, President and Chairman of EDG Capital. "We are ready to begin testing this technology in liver cancer patients as soon as we get clearance from the FDA," he added.

The radioactive cisplatin used in ISI's Radioactive Cisplatin technology, 195mPt-Cisplatin, is chemically identical to standard cisplatin except that the platinum it contains has been made radioactive. Standard cisplatin is an effective and widely used chemotherapeutic agent for the treatment of various types of cancers. Cisplatin contains the element platinum and works by binding with tumor cell DNA, thereby disrupting its reproduction. Radioactive Cisplatin is designed to deliver high doses of radioactivity directly into the tumor cells.

It is well established that directed radiation can kill tumor cells effectively. In fact, many types of cancers are treated by external beam radiation and interstitial seed brachytherapy implants. Unfortunately, these radiation techniques are often unable to deliver therapeutic doses to the tumor without damaging surrounding normal tissues. Radioactive Cisplatin will take advantage of cisplatin's ability to bind directly to tumor cell DNA and deliver intense, localized radiation within solid tumors. This in turn should minimize injury to surrounding tissues and organs.

"Radioactive Cisplatin represents the next step forward in the platinum-based treatment of cancers," continued Mr. Schwartzberg. " Our Radioactive Cisplatin may find future application in the treatment many types of cancers, including liver, bladder, lung, brain, gastric, head and neck, pancreatic, esophageal, gynecological, breast, colon and prostate. By enhancing cisplatin's already well-recognized effectiveness with targeted tumor-destroying radiation, we hope to improve substantially the current treatment of many cancers."

About EDG Capital, Inc. Through its wholly-owned subsidiary, Isotope Solutions, Inc., EDG Capital is engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of the most lethal forms of cancer. Internationally renowned clinicians, who are under management contracts with Isotope Solutions Inc., conduct research for the company.

Legal Disclaimers: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent EDG Capital, Inc.'s judgment as of the date of this release, and EDG Capital, Inc. cautions investors not to place undue reliance on such statements.


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CONTACT:    EDG Capital, Inc., New York
            Shragie David Aranoff
            Vice President
            516/222-5154
            shragie@isotopesolutions.com

            or

            Rubenstein Associates, Inc.
            Patricia Amerman
            Vice President
            212/843-8049
            pamerm@rubenstein.com


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